Exhibit 10.12

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (“Agreement”), made as of September 15, 2006 (“Effective Date”), by and between Domenico Lepore, an individual, residing at Via Ottaviano Vimercati, 8, 20126 Milan, Italy (“Licensor”), and Symmetry Holdings Inc., a corporation organized and existing under the laws of the State of Delaware and having a place of business located at 432 Scarborough Road, Briarcliff Manor, NY 10510 (“Licensee”).

WHEREAS, Licensor is the owner of THE DECALOGUE trademark, and any corresponding trademark applications and registrations filed with the applicable trademark office, including the U.S. Patent and Trademark Office.

WHEREAS, Licensor desires to grant Licensee the license to use the aforesaid trademark in connection with the Licensed Uses and the Licensed Usage (which terms are defined below), and Licensee desires to obtain such license.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficient of which is acknowledged to by the parties, the parties hereby agree as follows:

1.       Definitions.    The terms defined below shall have the following meanings in this Agreement.

(a)      “Licensed Mark” means THE DECALOGUE trademark, and any and all corresponding trademark applications and registrations filed with the applicable trademark office, including the U.S. Patent and Trademark Office.

(b)      “Licensed Uses” means: (i) all goods and services for which the Licensor uses, or shall use, the Licensed Mark, (ii) all goods and services covered under any trademark application or registration covering the Licensed Mark, (iii) all goods and services, including any methodology, processes, tools, technology and/or software, in the field of financial modeling, management and/or consulting, and/or (iv) all goods and services relating to Licensee’s business, as conducted presently or hereinafter.

(c)      “Territory” means worldwide.

2.       Grant of Licenses. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive and royalty-free right and license to use the Licensed Mark in connection with the Licensed Uses in the Territory (“License”). In addition, Licensor grants to Licensee an exclusive, royalty-free, worldwide, right and license to refer itself as a “Decalogue company” or by use of some other similar notation, in connection with Licensee’s business as conducted presently or hereinafter, including use of such notation in any marketing and promotional materials, letter heads, etc. of Licensee (“Exclusive Usage”).

3.       Term.  This Agreement and the License granted herein shall commence on the Effective Date and shall continue for an initial period of ten (10) years, unless terminated earlier pursuant to the provisions of Section 9 below. After this initial ten-year period, this Agreement and the License shall automatically renew for consecutive periods of one (1) year thereafter,unless either party gives prior written notice (which notice period shall not be less than one hundred and twenty (120) days) to the other indicating its intention not to renew the Agreement (the initial term and any consecutive terms are referred to as the “License Term”). If this Agreement is terminated, Licensee will have the option of having Licensor assign all of Licensor’s rights in the Licensed Mark, including any registrations or applications for registration relating thereto, to Licensee, at no additional cost. Licensee’s rights under the Exclusive Usage shall commence on the Effective Date and shall continue until Mr. Domenico Lepore and Mr. Corrado De Gasperis cease to serve as directors or officers of Licensee corporation (“Exclusive Usage Term”).

4.       Ownership of Licensed Mark. Licensee agrees that Licensor owns all right, title and interest in and to the Licensed Mark, and that Licensee shall not, at any time during the License Term, have any right, title or interest in the Licensed Mark, except for the License and Exclusive Usage rights granted to Licensee under this Agreement.

5.       Maintenance of Licensed Mark. During the License Term, Licensor shall: (a) take all necessary steps to maintain the applications and registrations relating to the Licensed Mark, and (b) otherwise take all reasonable measures necessary to protect and maintain Licensee’s rights in the License and the Exclusive Usage.

6.       Quality Control. Licensee shall maintain and use the Licensed Mark in accordance with the specifications and standards of quality established and communicated by Licensor to Licensee during the License Term.

7.       Warranty. Licensor represents and warrants that: (a) Licensor owns all rights, title and interest in and to the Licensed Mark, and that no other party other the Licensor has any right, title or interest in the Licensed Mark; (b) any application or registration for or rights in the Licensed Mark are valid and enforceable; and/or (c) the Licensed Mark or any goods and services for which the Licensed Mark is used, does not, and will not, infringe or otherwise violate any intellectual property right or any other right of any third party.

8.       Notice of Infringement. Licensor and Licensee agree to notify each other in writing of any and all suspected or known infringement of the Licensed Mark that may come to either party’s attention, within a reasonable time after such party learns of such infringement. The parties agree to reasonably cooperate with each other and their respective attorneys’ and other authorized representatives, in any investigation or legal proceedings or action that may be necessary to protect each others’ rights in the Licensed Mark (including such measures which Licensee may deem desirable to protect Licensee’s rights in the Licensed Mark or the Licensed Usage) or that relates to such infringement. If Licensor fails or refuses to take any action against any suspected infringement, or any other action that may be necessary to protect and maintain Licensee’s rights in the Licensed Mark and/or the Licensed Usage, Licensee shall have the right, but not the obligation to do so, to take such steps necessary to the extent possible under the laws of each jurisdiction.

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9.	Termination.

(a)      Licensor may terminate this Agreement if the Licensee materially breaches the License, and fails to cure such breach within ninety (90) days of receipt of written notice from Licensor specifying the nature of breach.

(b)      Licensee’s rights under the Exclusive Usage shall automatically terminate if Licensor and Mr. De Gasperis are no longer directors or officers of Symmetry Holdings Inc. For the avoidance of doubt, termination of Licensee’s rights in the Exclusive Usage shall not terminate Licensee’s License in the Licensed Mark.

(c)     Licensee may terminate this Agreement at any time, with or without cause (i.e., for convenience), by giving Licensor thirty (30) days written notice.

10.     Indemnification. Licensor agrees to protect, indemnify and hold harmless Licensee from and against any and all expenses, damages, judgments and costs whatsoever, including reasonable legal fees, arising out of, or in any way connected with: (i) any third party claim or action that the Licensed Mark (including Licensee’s use of the Licensed Mark and/or the Licensed Usage) infringe any rights of such third party, and/or (ii) any breach by Licensee of any term or condition of this Agreement.

11.     Assignability. Either party may assign this Agreement to a third party by obtaining the prior written consent of the other, which consent shall not be unreasonably withheld. Licensor shall not, in any event, assign this Agreement and/or the licenses herein to any competitor of Licensee. Any purported assignment without such consent shall be void. Notwithstanding the foregoing, Licensee may assign this Agreement and the licenses herein to its subsidiaries, consent for which is hereby deemed to be granted by the Licensor. This Agreement shall be binding upon each party’s successors-in-interest and assigns.

12.     Not a Joint Venture. This Agreement does not constitute and shall not be construed as constituting a joint venture between Licensor and Licensee.

13.     Entire Agreement. This Agreement hereto shall constitute the entire agreement between the parties hereto concerning the subject matter hereof. This Agreement shall supersede all previous negotiations, proposed agreements, whether written or oral. This Agreement shall not be modified or altered in any way except by instrument in writing executed by the parties; the failure of any party hereto to enforce at any time the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to effect the validity of this Agreement, or any part hereof, or any right of any party thereafter enforcing each and every provision. No waiver or any breach of this Agreement shall be held to be a waiver of any of the subsequent breach. All remedies afforded in this Agreement shall be taken and construed as cumulative, namely, in addition to every other remedy available at law or in equity.

14.     Notices. All notices, correspondence, accountings, reports, payments, etc., required or permitted to be given under this Agreement shall be in writing and shall be given by addressing them as indicated below and either by depositing them in the appropriate governmental mail system, first class mail, postage prepaid, or by courier or by facsimile. The addresses of the parties until further written notice to the contrary are:

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If to the Licensor: Domenico Lepore Via Ottaviano Vimercati, 8 20126 Milan, Italy	If to the Licensee: Symmetry Holdings Inc. 432 Scarborough Road Briarcliff Manor, NY 10510

15.     Effectiveness of the Agreement; Severability Clause. If any term, clause or provision of this Agreement shall be judged to be invalid, the validity of any other term, clause or provision shall not be effected, and such invalid term, clause or provision will be deleted from this Agreement.

16.     Choice of Law; Forum. This Agreement, and all of its provisions, shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflict of law principles. Exclusive jurisdiction and venue for any dispute concerning this Agreement shall lie with the federal and state courts located in and serving New York, New York. The parties hereto irrevocably submit to the jurisdiction of such New York courts and hereby waive any objection based on venue or forum.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the signatories set forth below.

Licensor /s/ Domenico Lepore Name: Domenico Lepore Date: September 15, 2006	Licensee By: /s/ Corrado De Gasperis Name: Corrado De Gasperis Title: Chief Executive Officer Date: September 15, 2006

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